Exhibit 99.1

Source Financial, Inc. (OTCQX: SRCF) announces completion in Australia of AUD $25 million note issue by its subsidiary Moneytech Finance Pty Ltd

Apr 17, 2015

OTC Disclosure & News Service

North Sydney, NSW, Australia -

Source Financial, Inc., a provider of trade and receivables finance in Australia, today announced the completion by its wholly owned subsidiary, Moneytech Finance Pty Ltd (“Moneytech”) of an offering of an AUD$25 million note arranged by FIIG Securities.

Source CEO Hugh Evans said that “We see this note issue as significant for Moneytech. While continuing to work closely with our senior funder, who has supported us since our inception, we have expanded our lending capabilities and sources of funding significantly. This will allow us to capitalize on our long term growth strategy in a more measured manner”.

Mr Evans continued to say that, “The Australian market is increasingly using institutions like Moneytech to fund small to medium sized businesses who are in desperate need of finance to grow. With the added capacity provided by the proceeds of the note issue we should be able to substantially expand both the number of accounts we service and the amount of assets we originate without increasing our costs at the same rate. We’re excited by the opportunity this presents us to grow with the market while still maintaining the credit quality of our lending and protections afforded by our credit insurance on the same terms as the existing wholesale facility.”

The Subordinated Notes, issued by Moneytech Finance Pty Ltd, bear interest at a rate of 4.65% per annum plus the Australian Bank Bill Swap (“BBSW”) rate, payable quarterly in arrears (the BBSW rate as of April 10, 2015 was 2.26% per annum). The Subordinated Notes are payable in full on April 17, 2022, subject to earlier redemption at the request of the holder in the event of a Change of Control (as defined in the Trust Deed), or at the option of the Company on certain prescribed dates. Repayment of the Subordinated Notes has been guaranteed by Moneytech Limited, the corporate parent of Moneytech Finance Pty Ltd, and Moneytech Services Pty Ltd (collectively with Moneytech Limited, the “Guarantors”), all of which are wholly-owned Australian subsidiaries of Source.

The Subordinated Notes are unsecured. Moneytech and the Guarantors have granted a “negative pledge” in favour of the holders whereby they will agree not to grant any liens on their assets.

Moneytech currently has an asset backed wholesale debt facility (“RPA”) with its senior financier. Payment of all amounts due under the Subordinated Notes is subordinated to repayment of amounts due under the RPA and any interest payment due may only be paid if, taking into account such payment, Moneytech continues to satisfy certain agreed upon financial covenants set forth in the Subordination Agreement. The RPA is renewed annually on December 31. The borrowing limit under the RPA is currently AUD$50 million, subject to interim agreed upon limits determined by various tests and covenants.  The interim agreed upon credit limit under the RPA was AUD$40 million but was reduced to AUD$25 million upon issuance of the Subordinated Notes. As at December 31, 2014 the total amount drawn against the facility was AUD$25,927,160.

About Source Financial:

Founded in 2003, Moneytech finances small and medium enterprises. Its lending is facilitated by its proprietary technology platform, the Moneytech Exchange, a secure, real time and seamless web based transactional user interface.

Moneytech currently has over 2,500 active accounts and originated over AUD$225m in assets during the 2014 calendar year.

Source Financial, Inc., through its Australian subsidiaries offers trade and receivables finance, payment services and other financial products for Consumers and Businesses. Source’s main products to the Australian business community are: 1) Credit Express - trade finance facilities for SMEs of $25,000- $1 million, 2) Confirmed Capital - 100% Accounts Receivables funding for SMEs up to $5 million, 3) Card Solutions - Wholesale gift and prepaid debit card solutions and 4) Foreign Exchange solutions - Spot Transactions, Forward Cover and Options.

The Company's website is located at: www.moneytech.com.au

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Source Financial, and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Source Financial expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Source Financial does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

Investors may contact: Hugh Evans +61 2 8907 2525 hugh.evans@sourcefinancial.com